                                                                      Exhibit 11



                        SOUTHDOWN, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (In millions, except per share amounts - Unaudited)




                                                            THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                 JUNE 30,                JUNE 30,
                                                           --------------------    --------------------
                                                             1998        1997        1998        1997
                                                           --------    --------    --------    --------
Earnings (loss) for basic earnings per share:
  Net earnings (loss) before preferred stock dividends     $  (23.1)   $   44.4    $   (7.4)   $   56.5
  Preferred stock dividends                                    --          (1.3)       --          (2.5)
                                                           --------    --------    --------    --------
  Net earnings (loss) for basic earnings per share         $  (23.1)   $   43.1    $   (7.4)   $   54.0
                                                           ========    ========    ========    ========

Earnings (loss) for diluted earnings per share             $  (23.1)   $   44.4    $   (7.4)   $   56.5
                                                           ========    ========    ========    ========

Average outstanding common shares for basic
   earnings per share                                          38.1        36.0        38.0        36.1

  Other potentially dilutive securities:
     - common stock equivalents from assumed
       exercise of stock options                                0.8         0.5         0.8         0.5
     - assumed conversion of the Series D convertible
       preferred stock at 1.51 shares of common stock          --           2.6        --           2.6
                                                           --------    --------    --------    --------
  Total for diluted earnings per share                         38.9        39.1        38.8        39.2
    Less: Antidulutive stock options                           (0.8)       --          (0.8)       --
                                                           --------    --------    --------    --------
                                                               38.1        39.1        38.0        39.2
                                                           --------    --------    --------    --------

Earnings (loss) per share:
   Basic                                                   $  (0.60)   $   1.20    $  (0.19)   $   1.50
                                                           ========    ========    ========    ========
   Diluted                                                 $  (0.60)   $   1.14    $  (0.19)   $   1.44
                                                           ========    ========    ========    ========